Exhibit 99.1

Virco Reports Loss of $1.3 Million in Third Quarter as Cyclical Decline Begins to Slow

•Revenue through Nine Months Down 27.0% to $173.5 Million
•Net Income through Nine Months is $9.6 Million
•Key Balance Sheet Metrics Continue to Improve as Current Ratio Reaches 3.98
•Backlog Pulls Nearly Even on YOY Basis as Order Rates Begin to Stabilize
•Board Declares Quarterly Cash Dividend of $0.025 per Share, Payable January 9, 2026 to Shareholders of Record as of December 19, 2025

TORRANCE, CALIFORNIA, December 8, 2025 (Globe Newswire)—Virco Mfg. Corporation (NASDAQ: VIRC), a leading manufacturer and supplier of moveable furniture and equipment for educational environments and public spaces, announced results for the Company’s Third Quarter and Nine Months ended October 31, 2025.

Virco Mfg. Corporation reported a net loss of $1.3 million on Third Quarter sales of $47.6 million, compared to a net profit of $8.4 million on sales of $82.6 million in the same period of the prior year. Gross profit for the quarter declined to $18.1 million, reflecting a gross margin of 38.0%, compared to gross profit of $36.7 million or 44.4% last year. Selling, General, and Administrative Expenses ("SG&A") in the Third Quarter decreased to $19.8 million or 41.5% of sales compared to $25.6 million or 30.9% of sales in the same period last year.

Through nine months, net income was $9.6 million on sales of $173.5 million, versus net income of $27.4 million on sales of $237.8 million in the same period of the prior year. Gross profit for nine months was $75.0 million, or 43.2% of sales, compared to $107.2 million or 45.1% of sales last year. SG&A through nine months was $61.4 million or 35.4% of sales compared to $71.3 million or 30.0% of sales last year.

Deterioration in operating metrics was driven almost entirely by lower sales and related lower production levels, both in the Company’s factories and its sales and distribution functions. As a percentage of sales, material and labor costs declined slightly as Management adjusted output downward.

Management had warned that year-over-year comparisons were going to be difficult in the current fiscal year given the outsized positive contribution of last year’s counter-seasonal disaster recovery order. Even without that order, which through nine months had contributed $19 million in sales, the market for moveable school furniture, fixtures, and equipment ("FF&E") is experiencing a notable downturn of approximately 30% over the last two years.

The most obvious cause for the general slowdown is the expiration of pandemic recovery stimulus funds, also known as Elementary and Secondary School Emergency Relief ("ESSER") funds, but Management also points to a very cautious mood among many public and private school administrators, tied in part to the end of stimulus but perhaps also related to uncertainty about the future.

Nonetheless, incoming order rates have begun to stabilize as the Company’s unshipped backlog pulled nearly even with the prior year’s backlog by the end of the Third Quarter. On a year-to-date basis, the Company’s preferred measure of overall business velocity—“Shipments Plus Backlog,” which combines actual shipments with the unshipped backlog—declined 25% from $265 million to $199 million.

As bid season progresses through winter and spring, Management will continue to monitor this metric in order to match operating activities to demand. Management does not provide guidance or forecasts, but early indications appear to suggest a stabilization of demand at pre-pandemic levels.

Despite the challenges of the current year, the Company’s balance sheet continues to improve, providing the flexibility to approach the current competitive moment as both a challenge and an opportunity. At the end of the Third Quarter, the Company’s Current Ratio, a key indicator of liquidity, stood at 3.98. This reflects Management’s assessment of the current business climate and a conscious decision to preserve a portion of the record income from the past two years to weather downturns like the present one. Longer term, Management sees the potential for a recovery similar to those immediately following the pandemic, during which the Company’s domestic U.S. factories and vertical business model afforded good control over multiple operating challenges including:

•Higher interest rates
•Labor shortages
•Supply chain interruptions
•Rapidly shifting tariff environment
•Evolving customer preferences for well-capitalized turnkey suppliers with a proven track record of quality and ongoing customer service

On December 4, 2025, the Company’s Board of Directors declared a cash dividend for the Company’s fourth fiscal quarter of $0.025 on each outstanding share of common stock. The dividend is payable on January 9, 2026 to stockholders of record of the common stock as of the close of business on December 19, 2025. While the Company currently intends to pay future dividends on a quarterly basis, following review and approval by the Board of Directors, the declaration and payment of future dividends, as well as the amounts thereof, are subject to the discretion of the Board as well as restrictive covenants in the Company’s lending agreements. There can be no assurance that the Company will declare and pay dividends in future periods.

Commenting on the challenging quarter and overall environment for school FF&E, Robert Virtue, Virco’s Chairman and CEO, shared the following observations:

“We heard from our field sales managers that “it feels like COVID out here.” While conditions in the schools weren’t exactly the same—there were no closures or stay-at-home mandates—the general level of uncertainty was very high. The magnitude of pandemic stimulus had been so great that, when it ended, even though it was never intended to support full-time payroll, it had a negative impact on staff morale and related forward planning. Under these conditions, a number of new construction and refurbishment projects were postponed.

“But because many of these types of projects are bond-funded (which is essentially a dedicated form of “earmark”), we anticipated that they would eventually come back online. While the backlog of deferred projects may not be quite as big as it was immediately after COVID, this moment shares some of the same attributes as that event. Our pipeline of projects is beginning to re-fill, along with some positive “surprises” that weren’t on our radar. This might suggest a similar catch-up to normalized business velocity over the next two or three years, again mimicking the pattern after COVID, although likely at a lower degree of magnitude.

“For this reason, we have made a calculated decision to protect the strength of our balance sheet, which was perhaps permanently re-shaped following the pandemic, so that we have the same ability to respond to new opportunities as we did then.

“It is still our opinion that the market for school furniture and equipment is seeking a new equilibrium following the unprecedented disruptions of the pandemic. We don’t know exactly what the “new normal” will look like, but we do believe that education, both public and private, is an essential social function, and that our experience and financial flexibility will allow us to be a reliable partner, whatever form it eventually assumes. We also view this moment as offering similar opportunities for our type of furniture in adjacent public and private markets, and we are actively and enthusiastically exploring those opportunities.”

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Bassey Yau, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; our business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: the impacts of tariffs and global trade uncertainties; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; changes in demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2025, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim, any obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	10/31/2025	1/31/2025	10/31/2024
	(In thousands)

Assets
Current assets
Cash	$26,509	$26,867	$38,858
Trade accounts receivables, net	13,799	13,004	28,168
Income tax receivable	409	4,060	—
Inventories	53,087	55,647	48,948
Prepaid expenses and other current assets	2,991	2,595	3,479
Total current assets	96,795	102,173	119,453
Non-current assets
Property, plant and equipment, net	35,453	36,428	35,621
Operating lease right-of-use assets	31,655	35,593	36,876
Deferred income tax assets, net	5,947	5,821	6,550
Other assets, net	11,687	11,931	11,645
Total assets	$181,537	$191,946	$210,145

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	10/31/2025	1/31/2025	10/31/2024
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$5,715	$11,593	$15,381
Accrued compensation and employee benefits	6,069	11,064	12,439
Income tax payable	—	—	1,463
Current portion of long-term debt	266	258	256
Current portion of operating lease liability	6,389	1,673	863
Other accrued liabilities	5,875	9,687	11,142
Total current liabilities	24,314	34,275	41,544
Non-current liabilities
Accrued self-insurance retention	927	780	1,033
Accrued pension expenses	6,389	6,746	9,345
Income tax payable, less current portion	287	200	261
Long-term debt, less current portion	3,678	3,878	3,943
Operating lease liability, less current portion	31,467	36,007	37,380
Other long-term liabilities	840	795	780
Total non-current liabilities	43,588	48,406	52,742
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 15,761,141 shares at 10/31/2025, 16,087,082 shares at 1/31/2025, and 16,289,406 shares at 10/31/2024	157	161	163
Additional paid-in capital	113,714	117,549	119,796
Accumulated deficit	(456)	(8,867)	(2,734)
Accumulated other comprehensive income (loss)	220	422	(1,366)
Total stockholders’ equity	113,635	109,265	115,859
Total liabilities and stockholders’ equity	$181,537	$191,946	$210,145

Virco Mfg. Corporation
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	10/31/2025	10/31/2024	10/31/2025	10/31/2024
	(In thousands, except per share data)
Net sales	$47,636	$82,620	$173,476	$237,774
Costs of goods sold	29,544	45,942	98,490	130,531
Gross profit	18,092	36,678	74,986	107,243
Selling, general and administrative expenses	19,785	25,565	61,402	71,265
Operating (loss) income	(1,693)	11,113	13,584	35,978
Unrealized loss (gain) on investment in trust account	49	(246)	(158)	(1,058)
Pension expense	27	106	81	320
Interest expense (income), net	40	(24)	305	506
(Loss) income before income taxes	(1,809)	11,277	13,356	36,210
Income tax (benefit) expense	(484)	2,876	3,764	8,836
Net (loss) income	$(1,325)	$8,401	$9,592	$27,374

Cash dividends declared per common share:	$0.025	$0.025	$0.075	$0.065

Net (loss) income per common share:
Basic	$(0.08)	$0.52	$0.61	$1.67
Diluted	$(0.08)	$0.52	$0.61	$1.67
Weighted average shares of common stock outstanding:
Basic	15,761	16,289	15,761	16,379
Diluted	15,761	16,296	15,766	16,382